Exhibit 99.1

Press Release

July 19, 2007

SOURCE: MidCarolina Financial Corporation

Contacts:	Randolph J. Cary, Jr. President and CEO 336-538-1600	Chris Redcay Chief Financial Officer 336-538-1600

MidCarolina Financial Corporation Announces 23% Increase in Second Quarter Net Income Available for Common Shareholders

BURLINGTON, N.C., — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI- news) today reported operating results for the three-month and six-month periods ended June 30, 2007. For the second quarter of 2007, net income available for common shareholders was $1,013,000, a 23% increase compared to net income available for common shareholders of $823,000 reported for the second quarter of 2006. Diluted earnings per common share increased to $0.21 for the second quarter, compared to $0.18 for the same period in 2006.

For the six-month period ended June 30, 2007, MidCarolina reported net income available for common shareholders of $1.9 million an increase of 22% compared to $1.5 million reported for the same six-month period in 2006. Diluted earnings per common share increased to $0.39 for the first six-months of 2007, compared to $0.32 for the same six-month period in 2006.

MidCarolina reported total assets of $ 450.7 million at June 30, 2007, an increase of 10% compared to the $407.9 million reported at June 30, 2006. Total loans, net of mortgages held for sale, on June 30, 2007 were $347.1 million, an increase of 13% from the level reported a year earlier. Deposit totals at June 30, 2007 were $ 370.6 million, an increase of 7% when compared to those totals as of June 30, 2006.

Commenting on these results, Randolph J. Cary, Jr., President and CEO, said, “We are very pleased with the results for the second quarter and first six months of 2007. Our earnings have improved through enhanced operating efficiencies. The Company’s non-interest income has increased by 24% year-to-date, compared to our year-to-date non-interest expense growth rate of 8%. The Company’s earnings have been significantly enhanced by our on going diligence in managing our loan quality. Because of the Company’s positive asset quality results, we have not found it necessary to make provisions to the Bank’s loan loss reserve. Our second quarter demonstrated continued solid balance sheet growth in our loan portfolio. As we look to the remainder of 2007, we believe that we are well positioned to take advantage of future opportunities as they arise with our quality customer service and seasoned, high performing team members.”

MidCarolina Bank provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of

Burlington, Graham, Greensboro and Mebane, North Carolina. MidCarolina offers full service brokerage services in its branches through Raymond James Financial Services, Inc. MidCarolina Bank is a wholly owned subsidiary of MidCarolina Financial Corporation.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended June 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$7,669	$6,732	13.9%
Interest expense	4,374	3,496	25.1%

Net interest income	3,295	3,236	1.8%
Provision for loan losses	—	127	-100.0%

Net interest income after provision for loan losses	3,295	3,109	6.0%

Noninterest income	759	587	29.3%
Noninterest expense	2,458	2,342	5.0%

Income before income tax expense	1,596	1,354	17.9%
Provision for income taxes	479	426	12.4%

Net income	1,117	928	20.4%
Dividends on preferred stock	(104)	(105)	—

Net income available to common shareholders	$1,013	$823	23.1%

PER SHARE DATA
Earnings per common share, basic	$0.22	$0.19
Earnings per common share, diluted	0.21	0.18

	For the Six Months Ended June 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$14,974	$12,830	16.7%
Interest expense	8,476	6,453	31.4%

Net interest income	6,498	6,377	1.9%
Provision for loan losses	—	359	-100.0%

Net interest income after provision for loan losses	6,498	6,018	8.0%

Noninterest income	1,336	1,081	23.6%
Noninterest expense	4,846	4,477	8.2%

Income before income tax expense	2,988	2,622	14.0%
Provision for income taxes	904	880	2.7%

Net income	2,084	1,742	19.6%
Dividends on preferred stock	(208)	(209)	—

Net income available to common shareholders	$1,876	$1,533	22.4%

PER SHARE DATA
Earnings per common share, basic	$0.42	$0.35
Earnings per common share, diluted	0.39	0.32

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	1.01%	0.94%
Return on average common equity	16.33%	16.16%
Net yield on earning assets (taxable equivalent)	3.14%	3.42%
Equity to assets ratio, end of period	6.49%	5.88%
Allowance for loan losses as a percentage of total loans, end of period	1.22%	1.40%
Non-performing assets to total assets, end of period	0.58%	0.79%
Ratio of net charge-offs to average loans outstanding	0.00%	0.05%

	As of June 30,
	2007 (Unaudited)	2006 (Unaudited)	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans, net of mortgages held-for-sale	$347,147	$305,915	13.5%
Allowance for loan losses	4,226	4,295	-1.6%
Loans, net of allowance for loan losses	342,921	301,620	13.7%
Securities, available for sale	71,355	69,941	2.0%
Total Assets	450,733	407,872	10.5%

Deposits:
Noninterest-bearing deposits	36,172	41,357	-12.5%
Interest-bearing demand and savings	89,624	66,714	34.3%
CD’s and other time deposits	244,805	239,276	2.3%

Total deposits	370,601	347,347	6.7%

Borrowed Funds	48,764	34,764	40.3%
Total interest-bearing liabilities	383,193	340,754	12.5%
Shareholders’ Equity	29,253	23,972	22.0%